EXHIBIT 1.1.

EDAP TMS
Société anonyme au Capital de 1.087.166,73 Euros
Siège Social Parc d'activité La Poudrette Lamartine
4, rue du Dauphiné
69120 Vaulx-en-Velin - France
R.C.S. Lyon B 316 488 204

STATUTS

Portant modifications consécutives à
- la mise en conformité avec la loi NRE
et à l’adoption d’un mode d’administration de type classique et
- l'assemblée Générale Extraordinaire
du 21 juin 2005 sur la limite d'âge des administrateurs

TITRE I

FORMATION - OBJET - DENOMINATION SOCIALE

ARTICLE 1 - FORME DE LA SOCIETE

Il existe, entre les propriétaires des actions ci-après créées, et de celles qui pourront l’être ultérieurement, une société anonyme qui est régie par les lois en vigueur et par les présents statuts.

ARTICLE 2 - OBJET

La Société a pour objet :

-
La prise de participations financières dans tous groupements, Sociétés ou entreprises, français ou étrangers, créés ou à créer, et ce par tous moyens, notamment par voie d'apports, de souscription ou d'achat d'actions, de parts sociales ou de parts bénéficiaires, de fusion, de sociétés en participation, de groupement, d'alliance ou de commandite ;

-	La gestion de ces participations financières ;

-	La direction, la gestion, le contrôle et la coordination de ces filiales et participations ;

-	Toutes prestations de services administratifs, financiers, techniques ou autres ;

-
Et plus généralement, la réalisation de toutes opérations financières, commerciales, industrielles, civiles, mobilières ou immobilières, pouvant se rapporter directement ou indirectement, en totalité ou en partie à l'objet social ou à tous autres objets similaires ou connexes pouvant en favoriser l'extension et le développement.

ARTICLE 3 - DENOMINATION SOCIALE

La dénomination sociale de la Société est :

EDAP TMS

ARTICLE 4 - SIEGE SOCIAL

Le siège social est fixé : Parc d'activité La Poudrette Lamartine - 4, rue du Dauphiné - 69120 Vaulx-en-Velin - France.

Page 2/21

Il pourra être transféré en tout endroit du département ou d'un département limitrophe, par simple décision du Conseil d’administration sous réserve de ratification par la plus prochaine Assemblée Générale Ordinaire et, partout ailleurs, en vertu d'une délibération de l'Assemblée Générale Extraordinaire.

Des sièges administratifs, succursales, bureaux et agences pourront être créés en tous lieux par le Conseil d’administration, sans qu'il en résulte une dérogation à l'attribution de juridiction établie par les présents statuts.

ARTICLE 5 - DUREE

La durée de la Société est de soixante (60) années, à compter de la date de l'immatriculation de la Société au Registre du Commerce et des Sociétés, sauf en cas de dissolution anticipée ou de prorogation prévue aux présents statuts.

TITRE II

CAPITAL SOCIAL

ARTICLE 6 - CAPITAL SOCIAL

Le capital social est fixé à la somme de 1.087.166,73 Euros, divisé en 8.362.821 actions, d'une valeur nominale de 0,13 Euro chacune, intégralement libérées.

ARTICLE 7 - AUGMENTATION DU CAPITAL SOCIAL

Le capital social peut être augmenté en une ou plusieurs fois, par la création d'actions nouvelles, en représentation d’apports en nature ou en espèces, par la transformation en actions de réserves disponibles de la Société, ou par tout autre moyen en vertu d’une délibération de l'Assemblée Générale Extraordinaire. Cette Assemblée fixe les conditions de l'émission des nouvelles actions dans le cadre des dispositions légales en vigueur, ou délègue ses pouvoirs à cet effet au Conseil d'administration. Il peut être créé en représentation des augmentations de capital, soit des actions de même type que celles d'origine, soit des actions de tout autre type, pouvant notamment dans les conditions prévues par la loi, conférer un droit de priorité ou un avantage quelconque sur les autres actions. Le Conseil d'administration a tout pouvoir pour traiter, le cas échéant avec toute banque ou tout syndicat financier pour faciliter ou garantir les émissions d'actions ci-dessus visées, en se conformant à toute disposition légale, notamment en ce qui concerne le droit préférentiel de souscription au profit des actionnaires anciens.

Aucune augmentation de capital en numéraire ne peut toutefois être réalisée, si le capital ancien n'est pas au préalable intégralement libéré. Les augmentations de capital doivent être réalisées dans un délai de cinq ans à compter de l'Assemblée Générale qui les a décidées ou autorisées.

Page 3/21

Si l'augmentation du capital a lieu par l'émission d'actions avec prime, cette prime, dont la totalité devra être intégralement versée lors de la souscription des actions ne sera pas considérée comme un bénéfice répartissable au même titre que les bénéfices d'exploitation ; elle constituera un versement supplémentaire en dehors et en sus du capital des actions et appartiendra exclusivement à tous les actionnaires sauf à recevoir l'affectation qui sera décidée par l'Assemblée Générale Ordinaire ou Extraordinaire.

En cas d'augmentation faite par l'émission d'actions libérables en numéraire, et sauf décision contraire de l'Assemblée Générale Extraordinaire, les propriétaires des actions antérieurement créées ayant effectué les versements appelés, auront en proportion du montant de ces actions, un droit de préférence sur la souscription des actions nouvelles, lequel droit s'exercera de la manière et dans le délai déterminé par le Conseil d'administration en conformité avec la Loi, et sera négociable dans les mêmes conditions que les actions pendant la durée de la souscription.

Ceux des actionnaires, qui en raison du nombre de leurs titres, ne pourraient obtenir une action nouvelle ou un nombre entier d'actions nouvelles, auront la faculté de se réunir pour exercer leur droit, mais sans qu'il puisse jamais en résulter une souscription indivise.

ARTICLE 8 - REDUCTION DE CAPITAL

L’Assemblée Générale Extraordinaire peut aussi décider la réduction du capital social, pour quelque cause et de quelque manière que ce soit, notamment au moyen d'un remboursement aux actionnaires d'un rachat d'actions de la Société, ou d'un échange des anciens titres d'actions contre de nouveaux titres, pour un nombre équivalent ou moindre ayant ou non le même montant nominal et, s'il y a lieu, avec l'obligation de cession ou d'achat d'actions anciennes pour permettre l'échange, ou encore avec le paiement d'une soulte.

L'Assemblée Générale peut également déléguer au Conseil d'administration tous pouvoirs à l'effet de réaliser la réduction du capital.

Le projet de réduction du capital est communiqué aux Commissaires aux Comptes, quarante cinq jours au moins avant la réunion de l'Assemblée. L'Assemblée statue sur le rapport des Commissaires qui font connaître leur appréciation sur les causes et conditions de l'opération.

Lorsque la réduction du capital n'est pas motivée par des pertes, les créanciers peuvent, dans le délai de trente jours à compter de la date de dépôt au Greffe du Tribunal de Commerce, du procès-verbal de délibération de l’Assemblée Générale qui a décidé ou autorisé la réduction, former opposition à la réduction. L'opposition est portée devant le Tribunal de Commerce.

Page 4/21

TITRE III

ACTIONS

ARTICLE 9 - LIBERATION DES ACTIONS

Lors des augmentations de capital, le montant des actions à souscrire en numéraire doit être libéré du quart au moins au moment de la souscription; le surplus des versements sera effectué dans un délai maximum de cinq ans, à compter du jour où l'augmentation de capital sera devenue définitive, en une ou plusieurs fois, aux époques et dans les proportions qui seront déterminées par le Conseil d'administration. Les appels de fonds seront portés à la connaissance des actionnaires quinze jours au moins avant l'époque fixée pour chaque versement par lettre recommandée.

Le montant des actions de numéraire faisant partie des augmentations de capital pourra être libéré en tout ou partie par voie de compensation avec une dette certaine, liquide et exigible de la Société.

Le Conseil d'administration pourra autoriser à toute époque les actionnaires à se libérer par anticipation du montant non encore appelé de leurs actions.

A défaut pour les actionnaires d'effectuer les versements aux époques déterminées, l'intérêt du montant de ces versements courra de plein droit, pour chaque jour de retard, à raison de 12 % l'an à compter de la date d'exigibilité fixée dans la lettre recommandée prévue ci-dessus, et sans qu’il soit besoin d'une demande en justice ou d'une mise en demeure.

Si dans le délai fixé lors de l'appel de fonds, certaines actions n'ont pas été libérées des versements exigibles, la Société peut un mois après une mise en demeure spéciale et individuelle notifiée à l'actionnaire défaillant, par lettre recommandée ou par acte extra-judiciaire, proposer aux autres actionnaires les actions à libérer par lettre recommandée adressée à chacun d'eux.

Pour mettre en oeuvre ce droit de préemption, le Conseil d'administration devra dès après l'expiration du délai fixé lors de 1'appel de fonds, offrir aux actionnaires les actions à libérer par lettre recommandée adressée à chacun d'eux.

Si plusieurs actionnaires se portent acquéreurs, les actions seront réparties entre eux proportionnellement à leurs droits dans la Société.

Si une telle répartition proportionnelle n'est pas possible, les actions résiduelles sont attribuées par voie de tirage au sort.

Si dans un délai de un mois après que les actionnaires aient été avertis, certaines actions demeurent non libérées, la Société pourra procéder à leur mise en vente dans les conditions prévues dans l'article L. 228-27 du Code de commerce, par le décret du 23 mars 1967, pris pour son application.

Page 5/21

La vente des actions est effectuée aux enchères publiques par un agent de change ou par un notaire. A cet effet, la Société publie dans un journal d'annonces légales du département du siège social, trente jours au moins après la mise en demeure prévue à l'alinéa précédent, un avis concernant la vente des actions. Elle avise le débiteur, et le cas échéant, ses co-débiteurs, de la mise en vente par lettre recommandée contenant l'indication de la date et du numéro du journal dans lequel la publication a été effectuée. Il ne peut être procédé à la mise en vente des actions moins de quinze jours après l'envoi de la lettre recommandée.

Le produit net de la vente revient à la Société à due concurrence et s'impute sur ce qui est dû en principal et intérêts par l'actionnaire défaillant et ensuite sur le remboursement des frais exposés par la Société pour parvenir à la vente. L'actionnaire défaillant reste débiteur ou profite de la différence.

A l'expiration du délai prévu au cinquième alinéa ci-dessus, les actions non libérées des versements exigibles cessent de donner droit à l'admission et au vote dans les Assemblées d'actionnaires et sont déduites pour le calcul du quorum. Le droit aux dividendes et le droit préférentiel de souscription sont suspendus. Si l'actionnaire se libère des sommes dues en principal et intérêts, il peut demander le versement des dividendes non prescrits, mais il ne peut exercer une action du chef du droit préférentiel de souscription à une augmentation de capital après expiration du délai fixé pour l'exercice de ce droit.

ARTICLE 10 - FORME ET CONDITIONS DE VALIDITE DES TITRES

Les actions émises par la Société revêtent obligatoirement la forme nominative et sont matérialisées par une inscription en compte par la Société.

Les comptes d’actions sont tenus dans les conditions et selon les modalités prévues par la loi, par la Société ou tout autre mandataire dont le nom ou la dénomination et l'adresse seront publiés au Bulletin des Annonces Légales Obligatoires.

Les comptes d'actions mentionnent :

-
les éléments d'identification des personnes physiques ou morales au nom desquels ils ont été ouverts et, le cas échéant, la nature juridique de leurs droits ou les incapacités dont elles sont affectées

-	la dénomination, la catégorie, le nombre et, le cas échéant, la valeur nominale des actions inscrites,

-	les restrictions dont ces actions peuvent être frappées (nantissement, séquestre, etc .)

Lorsque les actions ne sont pas intégralement libérées à la souscription, les versements sur ces actions sont inscrits en compte et constatés par une attestation.

Chaque action donne droit, dans la propriété de l'actif social à une part proportionnelle au nombre des actions émises. Elle donne droit, en outre, à une part dans les bénéfices, ainsi qu’il est stipulé sous l'article 27 ci-après.

Page 6/21

Les actionnaires ne sont responsables que jusqu'à concurrence du montant des actions qu'il possèdent, et, au-delà, tout appel de fonds est interdit. Ils ne peuvent être soumis à aucune restitution d'intérêts ou dividendes régulièrement perçus.

ARTICLE 11 - TRANSMISSION DES ACTIONS

Les actions sont librement négociables dans les conditions fixées par la loi. En cas d'augmentation de capital, les actions sont négociables à compter de la réalisation de celle-ci.

Les actions demeurent négociables après la dissolution de la Société et jusqu'à la clôture de la liquidation.

ARTICLE 12 - INDIVISIBILITE DES ACTIONS - SCELLES

Les actions sont indivisibles à l'égard de la Société. Les copropriétaires indivis d'une action sont tenus à se faire représenter auprès de la Société par une seule personne nommée d'accord entre eux.

Chaque fois qu'il sera nécessaire de posséder plusieurs actions anciennes pour exercer un droit quelconque, et notamment pour exercer le droit de préférence prévu ci-dessus ou encore en cas d'échange ou d'attribution de titre provenant d'une opération telle que : réduction du capital, augmentation du capital par incorporation de réserves, fusion, donnant droit à un titre nouveau contre remise de plusieurs actions anciennes, les titres isolés ou en nombre inférieur à celui requis ne donneront aucun droit à leur porteur contre la Société, les actionnaires ayant à faire leur affaire personnelle du groupement du nombre d’actions nécessaires.

Les héritiers, représentants, ayants-droit ou créanciers d’un actionnaire ne peuvent sous aucun prétexte que ce soit, requérir l'apposition des scellés sur les biens et papiers de la Société, en demander le partage ou la licitation, ni s’immiscer en aucune manière dans son administration; ils doivent, pour l'exercice de leurs droits, s'en rapporter aux inventaires sociaux et aux décisions de 1’Assemblée Générale.

Toutes les actions qui composent ou composeront le capital social seront toujours assimilées les unes aux autres, en ce qui concerne les charges fiscales. En conséquence, tous impôts et taxes qui, pour quelque cause que ce soit, pourraient - à raison de tout remboursement du capital de ces actions, ou plus généralement, de toute distribution à leur profit - , devenir exigibles pour certaines d'entre elles seulement, soit au cours de l'existence de la Société, soit à la liquidation, seront répartis entre toutes les actions composant le capital lors de ce ou de ces remboursements ou distributions, de façon que toutes les actions actuelles ou futures confèrent à leurs propriétaires, - tout en tenant compte éventuellement du montant nominal et non amorti des actions et des droits des actions de catégories différentes les mêmes avantages effectifs leur donnant droit à recevoir la même somme nette.

Page 7/21

TITRE IV

ADMINISTRATION DE LA SOCIÉTÉ
ARTICLE 13 - CONSEIL D'ADMINISTRATION

La Société est administrée par un conseil composé de personnes physiques ou morales dont le nombre est fixé par l'assemblée générale ordinaire dans les limites de la loi.

Toute personne morale doit, lors de sa nomination, désigner une personne physique en qualité de représentant permanent au Conseil d'administration. La durée du mandat du représentant permanent est la même que celle de l'administrateur personne morale qu'il représente. Lorsque la personne morale révoque son représentant permanent, elle doit aussitôt pourvoir à son remplacement. Les mêmes dispositions s'appliquent en cas de décès ou démission du représentant permanent.

Pendant la durée de son mandat chaque administrateur doit être propriétaire d'au moins une action de la Société. Aucun nombre minimal d’actions n’est cependant requis lorsque l’administrateur est un actionnaire salarié.

Si, au jour de sa nomination, un administrateur n'est pas propriétaire du nombre d'actions requis ou si, en cours de mandat, il cesse d'en être propriétaire, il est d'office réputé démissionnaire s'il n'a pas régularisé sa situation dans le délai de trois mois.

La durée des fonctions des administrateurs est de six années, l'année étant la période qui sépare deux Assemblées Générales Ordinaires annuelles consécutives. Le mandat d'un administrateur prend fin à l'issue de la réunion de l'Assemblée Générale Ordinaire des actionnaires ayant statué sur les comptes de l'exercice écoulé et tenue dans l'année au cours de laquelle expire le mandat dudit administrateur.

Les administrateurs sont toujours rééligibles ; ils peuvent être révoqués à tout moment par décision de l'Assemblée Générale des actionnaires.

Une même personne physique ne peut exercer plus de cinq mandats d’administrateur ou de membre du Conseil de surveillance de sociétés anonymes ayant leur siège social sur le territoire français, les mandats exercés au sein des sociétés contrôlées - au sens de l’article L. 233-16 du Code de commerce - par la Société, n'étant pas pris en compte pour le calcul de ce plafond.

En cas de vacance par décès ou par démission d'un ou plusieurs sièges d'administrateurs, le Conseil d'administration peut, entre deux Assemblées Générales, procéder à des nominations à titre provisoire.

Les nominations effectuées par le conseil, en vertu de l'alinéa ci-dessus, sont soumises à la ratification de la plus prochaine Assemblée Générale Ordinaire.

Page 8/21

A défaut de ratification, les délibérations prises et les actes accomplis antérieurement par le conseil n'en demeurent pas moins valables.

Lorsque le nombre des administrateurs est devenu inférieur au minimum légal, les administrateurs restants doivent convoquer immédiatement l'Assemblée Générale Ordinaire, en vue de compléter l'effectif du conseil.

L'administrateur nommé en remplacement d'un autre administrateur dont le mandat n'est pas expiré, ne demeure en fonction que pendant la durée du mandat de son prédécesseur restant à courir.

Un salarié de la Société peut être nommé administrateur. Son contrat de travail doit toutefois correspondre à un emploi effectif. Il ne perd pas, dans ce cas, le bénéfice de son contrat de travail.

Le nombre des administrateurs qui sont liés à la Société par un contrat de travail ne peut excéder le tiers des administrateurs en fonction, sans toutefois pouvoir excéder le nombre de cinq.

Les administrateurs ne peuvent être âgés de plus de 75 ans. Lorsque cette limite vient à être dépassée en cours de mandat, l'administrateur le plus âgé est d'office réputé démissionnaire à l'issue de l'assemblée générale des actionnaires la plus proche.

ARTICLE 14 - RÉUNION DU CONSEIL D'ADMINISTRATION

14.1. Le Conseil d'administration se réunit aussi souvent que l'intérêt de la Société l'exige.

14.2. Les administrateurs sont convoqués aux séances du conseil par le Président. La convocation peut être faite par tous moyens, par écrit ou oralement.

De plus, les administrateurs représentant au moins un tiers des membres du conseil ou le Directeur général peuvent valablement demander au Président de convoquer le conseil si ce dernier ne s’est pas réuni depuis plus de deux mois. En ce cas, ils doivent indiquer l'ordre du jour de la séance.

Lorsqu'il a été constitué un Comité d'entreprise, les représentants de ce comité, désignés conformément aux dispositions du Code du Travail, devront être convoqués à toutes les réunions du Conseil d'administration.

Les réunions du conseil ont lieu soit au siège social soit en tout autre endroit en France ou hors de France.

14.3. Pour la validité des délibérations du conseil, le nombre des membres présents doit être au moins égal à la moitié des membres.

Page 9/21

Dans les limites prévues par l’article L. 225-37, alinéa 3 du Code de commerce et sous réserve de la mise en place d’un règlement intérieur, le Conseil d’administration pourra décider que pour le calcul du quorum et de la majorité des administrateurs, il sera tenu compte de la participation d’un ou de plusieurs administrateurs au Conseil d’administration par des moyens de visioconférence et ce, dans le respect des dispositions réglementaires.

Il est précisé que toute décision d'attribution d'options de souscription ou d'achat d'actions à un administrateur titulaire d'un contrat de travail, au Président ou au Directeur Général de la Société, si ce dernier est administrateur, dans le cadre d'une autorisation consentie par l'assemblée générale extraordinaire conformément aux dispositions des articles L. 225-177 et suivants du Code de commerce, sera prise à la majorité des voix des administrateurs présents ou représentés, l'administrateur intéressé, ainsi que tout autre administrateur susceptible de se voir consentir des options de souscription ou d'achat d'actions, ne pouvant prendre part au vote.

Les décisions du Conseil d'administration sont prises à la majorité des voix ; en cas de partage des voix, celle du Président est prépondérante.

14.4. Tout administrateur peut donner, même par lettre, télégramme, télex ou télécopie, pouvoir à un autre administrateur de le représenter à une séance du conseil, mais chaque administrateur ne peut disposer au cours d'une séance que d'une seule procuration.

14.5. Les copies ou extraits des délibérations du Conseil d'administration sont valablement certifiés par le Président du Conseil d'administration, le Directeur général, l'administrateur délégué temporairement dans les fonctions de Président ou un fondé de pouvoirs habilité à cet effet.

ARTICLE 15 - POUVOIRS DU CONSEIL D'ADMINISTRATION

Le Conseil d'administration. détermine les orientations de l’activité de la Société et veille à leur mise en œuvre. Sous réserve des pouvoirs expressément attribués aux Assemblées d’actionnaires et dans la limite de l’objet social, il se saisit de toute question intéressant la bonne marche de la Société et règle par ses délibérations les affaires qui la concernent.

ARTICLE 16 - PRÉSIDENCE DU CONSEIL

Le Conseil d'administration élit parmi ses membres un Président qui doit être une personne physique. Il détermine la durée de ses fonctions, qui ne peut excéder celle de son mandat d'administrateur, et peut le révoquer à tout moment. Le conseil fixe sa rémunération.

Le Président représente le Conseil d’administration dont il organise et dirige les travaux. Ces derniers font l’objet d’un compte rendu par ce même Président à l’Assemblée Générale. Le Président veille au bon fonctionnement des organes de la Société et s’assure notamment de ce que les administrateurs sont en mesure de remplir leur mission.

Page 10/21

Conformément aux dispositions de l'article 706-43 du Code de procédure pénale, le Président peut valablement déléguer à toute personne de son choix le pouvoir de représenter la Société dans le cadre des poursuites pénales qui pourraient être engagées à l'encontre de celle-ci.

Le Président du conseil ne peut être âgé de plus de 75 ans. Si le Président atteint cette limite d'âge au cours de son mandat de Président, il est réputé démissionnaire d'office. Son mandat se prolonge cependant jusqu'à la réunion la plus proche du Conseil d'administration au cours de laquelle son successeur sera nommé. Sous réserve de cette disposition, le Président du conseil est toujours rééligible.

ARTICLE 16 bis - DIRECTION GÉNÉRALE

La direction générale est assumée, sous sa responsabilité, soit par le Président du Conseil d’administration, soit par une autre personne physique nommée par le Conseil d’administration et portant le titre de Directeur général.

Le choix entre les deux modalités d'exercice revient au Conseil d’administration et est opéré dans les conditions prévues par les présents statuts.

Les actionnaires et les tiers sont informés de ce choix dans des conditions définies par le décret no 2002-803 du 3 mai 2002.

Le Directeur général est investi des pouvoirs les plus étendus pour agir en toute circonstance au nom de la Société. il exerce ses pouvoirs dans la limite de l'objet social et sous réserve de ceux que la loi attribue expressément aux assemblées d'actionnaires et au Conseil d'administration.

Il représente la Société dans ses rapports avec les tiers. La Société est engagée même par les actes du Directeur général qui ne reflètent pas l'objet social, à moins qu'elle ne prouve que le tiers savait que l'acte dépassait cet objet ou qu'il ne pouvait l'ignorer compte tenu des circonstances, étant exclu que la seule publication des statuts suffise à constituer cette preuve.

La rémunération du Directeur général est déterminée par le Conseil d’administration. Il peut être révoqué à tout moment par le Conseil d’administration. Si la révocation est décidée sans juste motif, elle peut donner lieu à dommages et intérêts, sauf lorsque le Directeur général assume les fonctions de Président du conseil d'administration.

Le Directeur général ne pourra exercer aucun autre mandat de directeur général ou de membre du Directoire dans des sociétés anonymes ayant leur siège sur le territoire français, qu'à la double condition que (i) l’autre mandat soit exercé dans une société contrôlée - au sens de l’article L. 233-16 du Code de commerce - par la Société, et (ii) que les titres de la Société contrôlée ne soient pas admis aux négociations sur un marché réglementé.

Le Directeur général ne peut être âgé de plus de 70 ans. Lorsque le Directeur général atteint cette limite d’âge, il est réputé démissionnaire d’office. Son mandat se prolonge cependant jusqu’à la réunion la plus prochaine du Conseil d’administration au cours de laquelle le nouveau Directeur général sera nommé.

Page 11/21

ARTICLE 17 - DIRECTEUR GÉNÉRAL DÉLÉGUÉ

Sur la proposition du Directeur général, le Conseil d'administration donne mandat à une ou plusieurs personne(s) physique(s) d'assister le Directeur général en qualité de Directeur général délégué.

Le Directeur général délégué est révocable à tout moment par le Conseil d'administration sur proposition du Directeur général.

En accord avec le Directeur général, le Conseil détermine l'étendue et la durée des pouvoirs délégués au Directeur général délégué. Le Conseil fixe la rémunération du Directeur général délégué.

A l'égard des tiers, le Directeur général délégué dispose des mêmes pouvoirs que le Directeur général ; il a notamment le pouvoir d'ester en justice.

Un Directeur général délégué ne peut être âgé de plus de 70 ans. Lorsqu'un Directeur général délégué atteint cette limite d'âge, il est réputé démissionnaire d'office. Son mandat se prolonge cependant jusqu'à la réunion la plus prochaine du Conseil d'administration au cours de laquelle le nouveau directeur général délégué sera nommé.

En tout état de cause, le nombre maximum de Directeurs généraux délégués ne peut excéder cinq.

ARTICLE 18 - CONVENTIONS SOUMISES A AUTORISATION

18.1. Les cautions, avals et garanties, donnés par la Société doivent être autorisées par le Conseil d'administration dans les conditions prévues par la loi.

18.2. Toute convention intervenant - soit directement, soit par personne interposée - entre la Société et l'un de ses administrateurs, son Directeur général, l’un de ces Directeurs généraux délégués, l’un de ses actionnaires disposant d’une fraction de droit de vote supérieure à 5% ou - s’il s’agit d’une société actionnaire - la société la contrôlant au sens de l’article L. 233-3 du Code de commerce, doit être soumise à l'autorisation préalable du Conseil d'administration. Il en est de même des conventions auxquelles ces personnes sont indirectement intéressées.

Toutefois, une telle autorisation préalable n’est pas requise dans le cas d’une convention qui - bien qu’intervenant entre des personnes sus-mentionnées - porte sur des opérations courantes et a été conclue à des conditions normales. Une telle convention doit néanmoins être communiquée par l’intéressé au Président du Conseil d’administration. En outre, les listes et objets de telles conventions seront communiqués par le Président aux membres du Conseil d’administration et aux Commissaires aux Comptes.

Page 12/21

Il en est de même pour les conventions entre la Société et une autre entreprise si le Directeur général ou l’un des Directeurs généraux délégués ou l'un des administrateurs est propriétaire, associé indéfiniment responsable, gérant, administrateur, Directeur général, membre du Directoire ou du Conseil de surveillance ou de façon générale dirigeant de ladite entreprise.

L'autorisation préalable du Conseil d'administration sera requise dans les conditions prévues par la loi. Il est à cet égard précisé que l'administrateur concerné ne sera pas pris en compte pour le calcul du quorum et que son vote ne sera pas pris en compte pour le calcul de la majorité.

ARTICLE 19 - CONVENTIONS INTERDITES

Il est interdit aux administrateurs autres que les personnes morales, de contracter, sous quelque forme que ce soit, des emprunts auprès de la Société, de se faire consentir par elle un découvert en compte-courant ou autrement, et de faire cautionner ou avaliser par elle leurs engagements envers les tiers.

La même interdiction s'applique aux Directeurs généraux, aux Directeurs généraux délégués et aux représentants permanents des personnes morales administrateurs. Elle s'applique également aux conjoints, ascendants et descendants des personnes visées au présent article, ainsi qu'à toute personne interposée.

TITRE V

COMMISSAIRES AUZ COMPTES

ARTICLE 20 - COMMISSAIRES AUX COMPTES

L'Assemblée Générale Ordinaire des actionnaires désigne pour la durée dans les conditions et avec la mission fixée par la loi, un ou deux Commissaires aux Comptes ainsi que des Commissaires aux Comptes suppléants.

Les Commissaires aux Comptes sont nommés pour six exercices. Leur mandat prend fin avec l'Assemblée Générale qui statue sur les comptes du sixième exercice.

Le Commissaire nommé en remplacement d'un autre ne demeure en fonction que jusqu'à l'expiration du mandat de son prédécesseur.

Les Commissaires sont indéfiniment rééligibles.

Un ou plusieurs actionnaires représentant au moins le vingtième du capital social peuvent demander en justice la récusation d'un ou plusieurs Commissaires aux Comptes nommés par l’Assemblée et la désignation d'un ou plusieurs autres Commissaires qui exerceront leurs fonctions aux lieu et place du ou des Commissaires récusés. A peine d’irrecevabilité de la demande, celle-ci doit être portée devant le Président du Tribunal de Commerce statuant en référé dans un délai de trente jours à compter de la nomination contestée.

Page 13/21

Les Commissaires aux Comptes doivent être convoqués à la réunion du Conseil d'administration au cours de laquelle sont arrêtés les comptes de l'exercice écoulé, ainsi qu'à toutes les Assemblées d'actionnaires.

ARTICLE 21 - EXPERTISE

Un ou plusieurs actionnaires représentant au moins le vingtième du capital social peuvent demander au Président du Tribunal de Commerce statuant en référé, la désignation d'un expert chargé de présenter un rapport sur une ou plusieurs opérations de gestion.

Le rapport de l'expert, éventuellement nommé doit être adressé aux demandeurs, au Conseil d'administration, au Ministère Public, au Comité d'entreprise ainsi qu'à la COB : il doit également être annexé au rapport du ou des Commissaires aux Comptes établi en vue de la prochaine Assemblée Générale et recevoir la même publicité.

TITRE - VI

ASSEMBLEES GENERALES

ARTICLE 22 - REGLES GENERALES

1) L'Assemblée Générale Ordinaire annuelle est obligatoirement réunie dans les six mois qui suivent la clôture de chaque exercice, sous réserve de la prolongation de ce délai par décision de justice.

2) Des Assemblées Générales Extraordinaires ou des Assemblées Générales Ordinaires convoquées extraordinairement peuvent, en outre, être réunies sur convocation, soit du Conseil d'administration, soit des Commissaires aux Comptes, soit encore d'un mandataire désigné en justice, en cas d’urgence à la demande de tout intéressé ou du Comité d'entreprise, ou d’un ou plusieurs actionnaires réunissant au moins le vingtième du capital social.

3) Les Assemblées Générales sont réunies au siège social ou en tout autre lieu figurant sur la convocation, même en dehors du département du siège social.

En cas d’urgence, le Comité d’entreprise peut demander en justice la désignation d’un mandataire chargé de convoquer l’assemblée générale des actionnaires.

Il peut également requérir l'inscription de projets de résolutions à l'ordre du jour des assemblées.

Deux membres du Comité d’entreprise désignés par ce dernier, l'un faisant partie de la catégorie des cadres techniciens et agents de maîtrise et l’autre appartenant à la catégorie des employés et ouvriers peuvent assister aux assemblées générales. Ils doivent, à leur demande, être entendus lors de toutes les délibérations requérant l’unanimité des associés.

Page 14/21

4) Les convocations des Assemblées Générales sont faites quinze jours au moins à l'avance par lettre simple ou recommandée adressée à chaque actionnaire.

Au cas où l'Assemblée Générale n’aurait pu délibérer valablement faute de quorum requis, une deuxième Assemblée est convoquée dans les mêmes formes que la première et l'avis de convocation rappelle la date de celle-ci. Le délai de convocation est toutefois ramené à six jours.

5) L'avis de convocation indique la dénomination sociale, éventuellement suivie de son sigle, la forme de la Société, le montant du capital social, l'adresse du siège social, les numéros d’immatriculation de la Société au Registre du Commerce et à l'Institut National de la Statistique et des Etudes Economiques, les jours, heure et lieu de l'Assemblée, ainsi que sa nature, extraordinaire, ordinaire ou spéciale, et son ordre du jour.

Sous réserve des questions diverses qui ne doivent présenter qu'une minime importance, les questions inscrites à l'ordre du jour sont libellées de telle sorte que leur contenu et leur portée apparaissent clairement, sans qu’il y ait lieu de se reporter à d'autres documents.

Un ou plusieurs actionnaires peuvent, dans les conditions prévues par les articles 128 à 131 du décret 67-236 du 23 mars 1967, requérir l'inscription à l'ordre du jour de projets de résolutions ne concernant pas la présentation de candidats au Conseil d'administration.

L'Assemblée ne peut délibérer sur une question qui n’est pas inscrite à son ordre du jour, néanmoins, elle peut en toutes circonstances, révoquer un ou plusieurs membres du Conseil d'administration, et procéder à leur remplacement.

L'ordre du jour de l'Assemblée ne peut être modifié sur deuxième convocation.

6) L’Assemblée Générale se compose de tous les actionnaires quel que soit le nombre de leurs actions, pourvu quelles aient été libérées des versements exigibles.

7) Un actionnaire ne peut se faire représenter que par un autre actionnaire ou par son conjoint même si ce dernier n'est pas actionnaire.

Le mandat est donné pour une seule Assemblée, il peut cependant être donné pour deux Assemblées, l'une ordinaire, l'autre extraordinaire, tenues le même jour, ou dans un délai de sept jours.

Le mandat donné pour une Assemblée vaut pour les Assemblées successives convoquées avec le même ordre du jour.

A toute formule de procuration adressée aux actionnaires doivent être joints les documents suivants :

-	l'ordre du jour de l'Assemblée,

-	le texte des projets de résolutions présentés par le Conseil d'administration et le cas échéant par des actionnaires ou le Comité d'entreprise,

Page 15/21

-
un exposé sommaire de la situation de la Société pendant l'exercice écoulé, accompagné d'un tableau faisant apparaître les résultats de la Société au cours de chacun des cinq derniers exercices ou de chacun des exercices clos depuis la constitution de la Société si leur nombre est inférieur à cinq,

-
une formule de demande d'envoi des documents et renseignements visés à l'article 135 du décret précité, informant l'actionnaire qu'il peut obtenir sur demande unique de sa part, l'envoi systématique des documents et renseignements précités à l'occasion de chacune des Assemblées d'actionnaires ultérieures.

La formule de procuration doit informer l'actionnaire de manière très apparente qu'à défaut d'indication de mandataire, il sera émis en son nom un vote favorable à l'adoption des projets de résolution présentés ou agréés par le Conseil d'Administration. Pour émettre tout autre vote, l'actionnaire doit faire choix d'un mandataire qui accepte de voter dans le sens indiqué par son mandat.

La procuration doit être signée par l’actionnaire représenté et indiquer ses nom, prénom usuel et domicile, le nombre d'actions dont il est titulaire et le nombre de voix attachées à ses actions.

Le mandataire désigné nommément sur la procuration n'a pas la faculté de se substituer une autre personne.

8) L'Assemblée est présidée par le Président du Conseil d'administration ou, en son absence, par un administrateur spécialement délégué à cet effet par le conseil. A défaut, l'assemblée élit elle-même son Président.

Les fonctions de scrutateurs sont remplies par les deux membres de l'Assemblée disposant du plus grand nombre de voix acceptant cette fonction.

Le Bureau désigne le secrétaire qui peut être choisi en dehors des actionnaires.

9) Il est tenu une feuille de présence contenant :

-	les nom, prénom usuel et domicile de chaque actionnaire, présent ou représenté, le nombre d'actions dont il est titulaire et le nombre de voix attachées à ses actions.

-	les nom, prénom usuel et domicile de chaque mandataire, le nombre d'actions de ses mandats, ainsi que le nombre de voix attachées à ces actions.

Les mentions concernant les actionnaires représentés peuvent ne pas figurer sur la feuille de présence à la condition que les pouvoirs soient annexés à celle-ci et que leur nombre y soit indiqué.

La feuille de présence, dûment signée par les actionnaires présents ou représentés, est certifiée exacte par le bureau.

Page 16/21

10) Le scrutin secret a lieu lorsqu'il est réclamé par le Bureau ou par des membres de l’Assemblée représentant plus de la moitié du capital représenté à cette Assemblée.

11) Dans toutes les Assemblées, le quorum est calculé sur l'ensemble des actions composant le capital social, déduction faite de celles qui sont privées du droit de vote en vertu de dispositions législatives ou réglementaires.

12) Chaque membre de l'Assemblée a autant de voix qu'il possède et représente d'actions, tant en son nom personnel que comme mandataire, sans limitation. Toutefois, aux Assemblées destinées à vérifier les apports en nature ou des avantages particuliers, chaque actionnaire ne peut disposer de plus de dix voix.

En cas d'usufruit, le droit de vote attaché à l'action appartient à l'usufruitier dans les Assemblées Générales Ordinaires et au nu-propriétaire dans les Assemblées Générales Extraordinaires ou spéciales.

Les propriétaires indivis d'actions doivent être représentés par un seul d'entre eux ou par un mandataire unique.

Enfin, le droit de vote est exercé par le propriétaire des titres remis en gage.

13) Les délibérations des Assemblées Générales sont constatées par des procès-verbaux contenant les mentions requises établies sur un registre spécial tenu au siège social dans les conditions prévues ci-dessus et signés par les membres du Bureau.

Les copies ou extraits des procès-verbaux de l'assemblée sont valablement certifiés par le Président du conseil d'administration, par un administrateur exerçant les fonctions de Directeur général ou par le secrétaire de l'assemblée. En cas de liquidation, ils sont valablement certifiés par un liquidateur.

14) Les actionnaires exercent leur droit de communication et de copie dans les conditions prévues par la loi.

15) Les votes des actionnaires participant à l’assemblée par visioconférence ou par des moyens de télécommunication permettant leur identification dans le respect des dispositions réglementaires, sera pris en compte pour le calcul du quorum et de la majorité de ladite assemblée

ARTICLE 23 - ASSEMBLEES GENERALES EXTRAORDINAIRES

L'Assemblée Générale Extraordinaire est seule habilitée à modifier les statuts dans toutes leurs dispositions; toute clause contraire est réputée non écrite. Elle ne peut, toutefois, augmenter les engagements des actionnaires, sous réserve des opérations résultant d'un regroupement d'actions régulièrement effectué.

Page 17/21

Elle ne délibère valablement que si les actionnaires présents ou représentés possèdent au moins sur première convocation la moitié et sur deuxième convocation le quart des actions ayant le droit de vote. A défaut de ce dernier quorum, la deuxième Assemblée peut être prorogée à une date postérieure de deux mois au plus à celle à laquelle elle avait été convoquée.

Elle statue à la majorité des deux tiers des voix dont disposent les actionnaires présents ou représentés y compris les votes par correspondance.

ARTICLE 24 - ASSEMBLES GENERALES ORDINAIRES

L'Assemblée Générale Ordinaire prend toutes les décisions autres que celles qui sont de la compétence de l'Assemblée Générale Extraordinaire.

Elle ne délibère valablement sur première convocation que si les actionnaires présents au représentés possèdent au moins le quart des actions ayant le droit au vote. Sur deuxième convocation, aucun quorum n'est requis. Elle statue à la majorité des voix dont disposent les actionnaires présents ou représentés y compris les votes par correspondance.

TITRE VII

INVENTAIRES - BENEFICES - RESERVES

ARTICLES 25 - EXERCICE SOCIAL

Chaque exercice social a une durée de douze mois, il commence le premier janvier et expire le 31 décembre suivant.

ARTICLE 26 - INVENTAIRE - COMPTES

Il est tenu une comptabilité régulière des opérations sociales, conformément à la loi.

A la clôture de chaque exercice, le Conseil d'administration dresse l'inventaire ainsi que les comptes annuels.

Il établit un rapport de gestion sur la situation de la Société durant l'exercice écoulé, son évolution prévisible, les événements importants survenus entre la date de la clôture de l'exercice et la date à laquelle le rapport de gestion est établi et ses activités en matière de recherche et de développement.

Tous ces documents sont mis à la disposition des Commissaires aux Comptes dans les conditions et délais légaux.

Page 18/21

ARTICLE 27 - FIXATION - AFFECTATION ET REPARTITION DES BENEFICES

Sur le bénéfice de chaque exercice diminué, le cas échéant, des pertes antérieures, il est d'abord prélevé cinq pour cent pour constituer le fonds de réserve légale ; ce prélèvement cesse d'être obligatoire lorsque ledit fonds atteint le dixième du capital social ; il reprend son cours lorsque, pour une cause quelconque la réserve légale est descendue au-dessous de ce pourcentage.

L'Assemblée Générale peut prélever toutes sommes en vue de les affecter à la dotation de tous fonds de réserves facultatives, ordinaires ou extraordinaires, ou de reporter à nouveau.

Le bénéfice distribuable est constitué par le bénéfice de l'exercice, diminué des pertes antérieures et des sommes à porter en réserve en application de la loi ou des statuts, et augmenté du report bénéficiaire.

Après approbation des comptes et constatation des sommes distribuables, l'Assemblée Générale détermine la part attribuée aux actionnaires sous forme de dividende. L'Assemblée Générale peut, en outre, décider la mise en distribution de sommes prélevées sur les réserves dont elle a la disposition, soit pour fournir ou compléter un dividende, soit à titre de distribution exceptionnelle, en ce cas, la décision indique expressément les postes de réserves sur lesquels les prélèvements sont effectués. Toutefois, les dividendes sont prélevés par priorité sur le bénéfice distribuable de l'exercice.

ARTICLE 28 - PAIEMENT DES DIVIDENDES

Les modalités de paiement des dividendes votées par l'Assemblée Générale sont fixées par elle ou à défaut par le Conseil d'administration. Toutefois la mise en paiement doit avoir lieu dans le délai maximal de neuf mois après la clôture de l'exercice, sauf prolongation de ce délai par décision de justice.

Les dividendes non réclamés dans les cinq ans de leur exigibilité sont prescrits conformément à la loi.

Page 19/21

TITRE VIII

PROROGATION - DISSOLUTION - LIQUIDATION

ARTICLE 29 - PROROGATION

Un an au moins avant la date d’expiration de la Société, le Conseil d'administration doit convoquer une Assemblée Générale Extraordinaire des actionnaires à l'effet de statuer sur la prorogation de la Société, laquelle prorogation ne peut excéder 99 années.

A défaut, tout actionnaire pourra, quinze jours après une mise en demeure adressée au Président du Conseil d'administration, par lettre recommandée avec demande d'avis de réception et demeurée infructueuse, demander en justice la désignation d'un mandataire chargé de convoquer l'Assemblée.

ARTICLE 30 - DISSOLUTION

L'assemblée générale extraordinaire peut, à toute époque, prononcer la dissolution anticipée de la Société.

Si du fait des pertes constatées dans les documents comptables, les capitaux propres de la Société deviennent inférieurs à la moitié du capital social, le Conseil d'administration doit, dans les quatre mois de l'approbation des comptes ayant fait apparaître cette perte, convoquer l'Assemblée Générale Extraordinaire à l'effet de décider s'il y a lieu à dissolution anticipée de la Société.

Si la dissolution n'est pas prononcée, le capital doit au plus tard à la clôture du deuxième exercice suivant celui au cours duquel la constatation des pertes est intervenue, et sous réserve des dispositions légales relatives au capital minimum des sociétés anonymes, être réduit d'un montant au moins égal à celui des pertes qui n'ont pu être imputées sur les réserves, si dans ce délai les capitaux propres n'ont pas été reconstitués à concurrence d'une valeur au moins égale à la moitié du capital social.

A défaut de réunion de l'assemblée générale, comme dans le cas où cette assemblée n'a pu délibérer valablement, tout intéressé peut demander en justice la dissolution de la société.

La Société est en liquidation dès l'instant de sa dissolution pour quelque cause que ce soit. Sa personnalité morale subsiste pour les besoins de cette liquidation jusqu'à la clôture de celle-ci.

Pendant toute la durée de la liquidation, l'assemblée générale conserve les mêmes pouvoirs qu'au cours de l'existence de la société.

Les actions demeurent négociables jusqu'à la clôture de la liquidation.

La dissolution de la Société ne produit ses effets à l'égard des tiers qu'à compter de la date à laquelle elle est publiée au Registre du Commerce et des Sociétés.

Page 20/21

ARTICLE 31 - LIQUIDATION

La liquidation de la Société sera effectuée dans les conditions prévues par les articles L. 237-1 à L. 237-31 du Code de commerce et par les dispositions du décret n° 67236 du 23 mars 1967.

Après l’extinction du passif, il sera procédé au remboursement du capital nominal des actions. Le boni de liquidation est réparti entre les actionnaires au prorata de leurs droits respectifs.

TITRE IX

CONTESTATION - ELECTION DE DOMICILE

ARTICLE 32 - CONTESTATIONS

Toutes les contestations qui peuvent s'élever pendant le cours de la Société ou de sa liquidation, soit entre les actionnaires et la Société, soit entre les actionnaires eux-mêmes, au sujet des affaires sociales, sont soumises à la juridiction des Tribunaux compétents du lieu du siège social.

Page 21/21

EXHIBIT 1.1 (English translation of by-laws)

EDAP TMS

A stock company (société anonyme)
with a capital of Euros 1,087,166.73
Head office: Parc d’activité- La Poudrette Lamartine
4 rue du Dauphiné
69120 Vaulx en Velin - France

MEMORANDUM AND ARTICLES OF ASSOCIATION
- BYLAWS -

including modifications regarding the
"Loi NRE" and the adoption of an usual way of management
and the age limit for the Board Members (Shareholders' Meeting dated June 21, 2005)

Articles – June 2005 English translation for information purposes only
1/21

TITLE I

FORMATION - PURPOSE - CORPORATE NAME
REGISTERED OFFICES - DURATION

ARTICLE 1 - FORMATION OF THE COMPANY

A stock company exists between the owners of the shares created hereinafter and those which could be created at a later stage ; it is organized and exists under the laws in force and under the following bylaws.

ARTICLE 2 - CORPORATE PURPOSES

The purpose of the Company is:

-
the taking of financial interests under whatever form in all French or foreign groups, companies or businesses which currently exist or which may be created in the future, mainly through contribution, subscription or purchasing of shares, obligations or other securities, mergers, holding companies, groups, alliances or partnerships ;

-	the management of such financial interests ;

-	the direction, management, supervision and coordination of its subsidiaries and interests ;

-	the provision of all administrative, financial, technical or other services ;

-
and generally, all operations of whatever nature, financial, commercial, industrial, civil, relating to property and real estate which may be connected directly or indirectly, in whole or in part, to the company's purposes or to any similar or related purposes which may favor the extension or development of said purpose.

ARTICLE 3 - CORPORATE NAME

The corporate name of the Company is:

EDAP TMS

ARTICLE 4 - REGISTERED OFFICE

The registered office is fixed at: Parc d'activité La Poudrette Lamartine
4 rue du Dauphiné- (F) 69120 Vaulx en Velin - France.

Articles – June 2005 English translation for information purposes only
2/21

It may be transferred to any other location within the department or a nearby department further to a simple resolution from the Board, subject to ratification by the earliest Ordinary General Meeting, and every other location by virtue of a resolution from the Extraordinary Shareholders' General Meeting. The Board may set up administrative seats, subsidiaries, offices and branches in all places without any derogation related to the choice of jurisdiction as provided in these bylaws.

ARTICLE 5 - DURATION

The duration of the Company is sixty (60) years as of the date of incorporation of the Company recorded in the Trade and Corporate Registry unless an anticipated dissolution or a prorogation is decide as provided for in these bylaws.

TITLE II

REGISTERED CAPITAL

ARTICLE 6 - REGISTERED CAPITAL

The registered capital is fixed at the amout of one million eighty seven thousand one hundred sixty-six Euros and seventy three cents (Euros 1,087,166.73) divided into eight million three hundred and sixty-two thousand eight hundred and twenty-one (8,362,821) shares with a nominal value of thirteen cents (Euros 0.13) each, fully paid up.

ARTICLE 7 - INCREASE OF THE REGISTERED CAPITAL

The registered capital may be increased once or several times through the creation of new shares, representing contributions in kind or contributions in cash, the transformation of available corporate reserves into shares or through any other mean by virtue of a resolution from the Extraordinary Shareholders' General Meeting. Such meeting shall fix the conditions for the issuing of new shares within the framework of the legal provisions in force, or delegate its powers for such purpose to the Board. As a representation of capital increases may be created, either shares similar to the existing ones, or shares of a totally different type which may, within the conditions provided by law, grant a preferential right or whatever privilege on the other shares. The Board has all powers to negotiate, if any, with any bank or financial syndicate to facilitate or guarantee the issuance of shares as mentioned hereabove complying with any legal provision, in particular as far as preferential rights of subscription for the benefit of the older shareholders are concerned.

Articles – June 2005 English translation for information purposes only
3/21

No capital increase in shares paid up in cash may however be implemented if the existing capital has not been priorly fully paid up. Capital increases must be implemented within five years as of the date on which the Shareholders' General Meeting has taken or authorized such resolution.

Capital increases may occur through the issue of shares with a premium. That premium of which the total amount shall have to be paid at the time of the subscription of the shares shall not be regarded as a profit to be distributed under operating profit ; it shall represent an additional payment to the capital in shares and shall belong exclusively to all shareholders, except otherwise provided for by the Ordinary or Extraordinary Shareholders' Meeting.

In case of an increase through the issue of shares payable in cash, and unless otherwise provided further to a resolution from the Extraordinary Shareholders' General Meeting, the owners of existing shares who have duly contributed as they were called up shall receive in proportion to the amount of these shares, a preferential right to subscribe to the new shares. The Board shall determine the manner in which that right shall be exercised and its validity period in compliance with (French) law; it shall be negotiable under the same conditions as the shares during the subscription.

Those shareholders who, due to the number of shares they hold, may not obtain a new share or a full number of new shares, shall be entitled to group to exercise their right but however no joint subscription may result from such a grouping.

ARTICLE 8 - CAPITAL REDUCTION

The Extraordinary Shareholders' General Meeting may also decide a reduction of the registered capital for whatever reason and in whatever manner, in particular through the reimbursement to the shareholders of a repurchasing of the corporate shares or the exchange of old shares by new shares, for the same or a lower number of shares, with or without the same nominal amount and, if any, the obligation of selling or buying old shares to enable the exchange or also through the payment of a balance in cash.

The General Meeting may also delegate to the Board all powers to implement the capital reduction.

The Auditors shall be informed on the project of capital reduction at least forty five days prior to the Meeting. The General Meeting shall decide on the report from the Auditors who shall provide their appreciation on the causes and the conditions of the operation.

When losses do not motivate the capital reduction, creditors may within a period of thirty days as of the date of the filing with the Clerk of the Trade Court of the minutes of the resolution from the General Meeting who decided or authorized the reduction, oppose to the reduction. The opposition is brought before the Trade Court.

Articles – June 2005 English translation for information purposes only
4/21

TITLE III

SHARES

ARTICLE 9 - PAYMENT OF THE SHARES

At the time of capital increase, the shares to be subscribed in cash must be paid up of at least one fourth at the time of the subscription. The balance of payments shall be paid within a maximum of five years, as of the day on which the capital increase shall have become effective, in one or several times, at the times and in the proportions determined by the Board. The calling up of capital contributions shall be communicated to the shareholders by registered letter at least fifteen days prior to the date fixed for each payment.

The shares contributed in cash as part of the capital increases may be paid up partly or totally through the compensation of a debt which is fixed, liquid and due to the company.

The Board may authorize at any time the shareholders to prepay the amount of their shares which are not yet called up.

Should the shareholders not proceed with the payments on the set dates, the interest of the amount of these payments shall run by law for each day of delay at a rate of 12% per annum as of the date of payment fixed in the registered letter above mentioned and without a claim or formal notice being necessary.

If within the period fixed at the time of calling up the capital, some shares have not been paid up from the required payments, the Company may, one month after a special formal individual notice notified to the defaulting shareholder - by registered letter or extra judicial writ - offer, to the other shareholders, the shares to be paid up by registered letter sent to each of them.

To implement this preemptive right, the Board shall have, upon the expiration of the fixed time limit, at the time of the calling up of capital, to offer to the shareholders the shares to be paid up by registered letter sent to each of them.

If several shareholders are purchasers, the shares shall be distributed among them in proportion to their rights in the Company.

If such a proportional distribution is not possible, the remaining shares shall be distributed through draw lots.

If within a time limit of one month further to the shareholders having been warned, some shares are still not paid up, the Company may sale them within the terms and conditions stipulated under Section L.228-27 of the French Commercial Code through the decree of March 23, 1967 referred to for its application.

Articles – June 2005 English translation for information purposes only
5/21

The sale of the shares shall be carried in public auctions by a stock broker or a public notary. For such purpose, the Company shall publish in a legal gazette within the department of the registered offices, at least thirty days further to the notice scheduled in the previous paragraph, a notice concerning the sale of the shares. It shall inform the debtor and, if any, its co-debtors, of the sale by a registered letter containing indications on the date and the issue number of the gazette in which the publication has been made. The sale of the shares may not take place less than fifteen day as from the sending of the registered letter.

The Company shall be entitled to the net proceeds of the sale up to the due amount and shall be deducted from the principal amount and interests due by the defaulting shareholder before the reimbursement of the costs incurred by the company to realize the sale. The defaulting shareholder remains debtor or benefits from the difference.

Upon the expiration of the time limit as scheduled in the fifth paragraph above, the shares not paid up from the required payments shall stop permitting the admission and the voting rights in shareholders meetings and shall be deducted for the counting of the quorum. The right to the dividends and the preferential right of subscription shall be suspended. If the shareholder pays up the principal sum and its interests, he/she may ask for the payment of non prescribed dividends but he/she may not exercise an action under a preferential right of subscription to a capital increase after the expiration of the time limit fixed for the exercise of that right.

ARTICLE 10 - LEGAL FORM AND CONDITIONS OF VALIDITY OF SHARES

The shares are compulsorily issued by the Company as registered shares and are materialized through a registration into the accounts of the Company.

The share accounts are kept under the conditions and terms provided by law, by the Company or any other authorized Agent the name or denomination and address of which shall be published in the "Bulletin des Annonces Légales Obligatoires" (Bulletin for compulsory legal announcements).

The share accounts mention:

-	the identification data of natural persons or legal entities in the name of whom they have been opened and, if any, the legal nature of their rights or incapacities ;

-	the name, the category, the number and, if any, the nominal value of the registered shares ;

-	the restrictions which may concern these shares (pledge, escrow account, etc...).

Articles – June 2005 English translation for information purposes only
6/21

Whenever the shares are not fully paid upon subscription, the payments on these shares are put in and witnessed as such by a certificate.

Each share gives right to a part of the ownership of the Company's assets, in proportion with the number of issued shares. Besides, it gives right to a part of profits as stipulated under Article 27 hereinafter.

Shareholders are only responsible up to the amount of shares they possess and above that amount, any calling up of capital is forbidden. They cannot be subject to any restitution of interests or dividends which were regularly distributed.

ARTICLE 11 - SHARE TRANSFERS

Shares may be freely traded under the conditions defined by law. In the event of a capital increase, the shares may be traded from the completion thereof.

Shares shall remain negotiable following the Company’s dissolution, and until the closing of its liquidation.

ARTICLE 12 - INDIVISIUM OF SHARES - SEALS

In respect of the Company the shares are indivisible. Joint owners of a share shall be represented before the Company by a single person they shall have appointed further to a common agreement.

Whenever the ownership of several existing shares shall be necessary to exercise any right whatsoever and in particular to exercise the preferential right as hereabove provided for, or still, in the case of exchange or attribution of the shares further to an operation such as: capital reduction, capital increase by incorporation of reserves, merger, entitling to a new share against providing existing shares, isolated shares or shares in a number lower than the one required shall grant no right to the holder against the Company ; shareholders shall be personally responsible for the regrouping of the necessary number of shares.

The heirs, representatives or creditors of a shareholder shall under no circumstances whatsoever neither call for the seals on the Company's assets and documents requesting the partition or the sale by auction of a lot held by indivisium, nor interfere in whatever manner in its management ; they must - for the exercise of their rights - refer to the corporate inventories/ books and the decisions from the General Meeting.

Articles – June 2005 English translation for information purposes only
7/21

All shares which form or shall form the registered capital shall always be assimilated to one another as regards tax costs. Consequently, all duties and taxes which for whatever reason could - with respect to any reimbursement of capital of these shares, or more generally, any distribution of their profit become claimable for only some of them, either during the existence of the Company or during its winding-up, shall be distributed among all shares representing the capital at the time of that or those reimbursements or distributions in such a way that all current or future shares shall confer on their owners - whilst taking into account the nominal amount of shares and rights not amortized of different categories, the same effective privileges giving them the right of receiving the same net amount.

TITLE IV
MANAGEMENT OF THE COMPANY

ARTICLE 13 - BOARD OF DIRECTORS

The Company is managed by a Board of Directors made up of individuals or legal persons whose number is determined by the Ordinary Shareholders Meeting within the limits provided for by the law.

A legal entity must, at the time of its appointment, designate an individual who will be its permanent representative at the Board of Directors. The duration of the office of this permanent representative is the same as that of the Director legal body he/she represents. In the event the legal body revokes its permanent representative, it must replace said representative immediately. The same rules apply in case of death or resignation of the permanent representative.

Each Director must own at least one share during his term of office. However there is no minimal obligation if the Director is, at the same time, a shareholder linked to the Company with an employment contract.

If - at the time of his/her appointment - the Director does not own the requested number of shares or if during his/her term, he/she no longer owns the requested number of shares, he/she is considered to have automatically resigned, if he/she has failed to regularize his/her situation within three months.

The Directors’ term of office is for six years; one year being calculated as the period in between two consecutive annual Ordinary General Shareholders Meetings. The tenure of a Director terminates at the end of the Ordinary General Shareholders Meeting which meets to vote upon the accounts of the then preceding fiscal year and is held in the year during which the office of said Director comes to an end.

The Directors may always be re-elected, they may also be revoked at any time by the Shareholders' General Meeting.

Articles – June 2005 English translation for information purposes only
8/21

An individual person cannot to hold more than five positions as a member of a Board of Directors or a member of a Supervisory Board in companies registered in France; the directorship held in controlled companies (as defined by Section L.233-16 of the French Commercial Code) by the Company, are not taken into account.

In case of death or resignation of one or several Director(s), the Board of Directors may make (a) provisional appointment(s), even between two General Shareholders Meetings.

Any such provisional appointment(s) made pursuant to the previous paragraph need to be ratified by the next following Ordinary Shareholders' General Meeting.

Failing ratification, the resolutions and acts approved beforehand by the Board remain nonetheless valid.

When the number of Directors falls below the compulsory legal minimum, the remaining directors must summon immediately the Ordinary General Shareholders Meeting, in order to reach the full complement of the Board.

Any Director appointed in replacement of another Director whose tenurehas not expired remains in office only for the remaining duration of the tenureof his predecessor.

An employee of the Company may be appointed as a Director. His/her contract of employment must however correspond to an effective work. In this case, he/she does not loose the benefit of his/her employment contract.

The number of Directors who are also linked to the Company by an employment contract can not exceed one third of the Directors in office or five members.

Directors cannot be more than seventy-five years old. In case one of the Directors reaches this limit during his/her office, the older Director is automatically considered as having resigned at the next General Shareholders Meeting.

ARTICLE 14 - MEETINGS OF THE BOARD

14.1

The Board of Directors meets as often as the interests of the Company require.

14.2

The Chairman summons the Directors to the Meetings of the Board. The notification of the Meetings may be made by all means, whether oral or written.

Articles – June 2005 English translation for information purposes only
9/21

Furthermore, if there has not been a Board Meeting for two months, members of the Board representing at least one third of the members of the Board, or the Chief Executive Officer, may validly require the President to summon the Board. In such a case, they must indicate the agenda for the meeting.

In case a Labor Committee exists, the representatives of this committee - appointed pursuant to the Labor Code - must be invited to every meeting of the Board.

The meeting takes place either at the registered office or at any other place in France or abroad.

14.3

For the resolutions of the Board of Directors to be valid, at least one half of its members must be present.

Within the limits set out by Section L.225-37, paragraph 3 of the French Commercial Code and subject to the setting up of internal rules, the Board will be entitled to take into account for its quorum and majority rules, the participation of Directors by means of videoconference, still in respect of the legal provisions.

Any decision granting options to purchase new or existing shares of the Company to a Director who is also an employee, to the President or to the Chief Executive Officer of the Company (when he/she is also a Director), within the framework of an authorization given by the Extraordinary Shareholders' General Meeting, pursuant to Sections L.225-177 et seq. of the French Commercial Code, shall be taken by a majority vote among the Directors who are present or represented. The concerned Director as well as any other Director who is likely to be granted similar options cannot take part in the vote.

The resolutions of the Board shall be taken at a majority vote ; in case of a split decision, the President has casting vote.

14.4

Any Director may grant a proxy - even by letter, telegram, telex or fax - to any other Director to represent him/her at a Board Meeting; however, each Director is not allowed to have more than one proxy per meeting.

14.5

The copies or abstracts of the minutes of the Board of directors are certified by the Chairman of the Board, the Chief Executive Officer, the Director temporarily delegated in the duties of President or by a representative duly authorized for that purpose.

Articles – June 2005 English translation for information purposes only
10/21

ARTICLE 15 - POWERS OF THE BOARD

The Board of Directors defines the orientations of the Company's activity and supervises their implementation. Within the limits set out by the corporate purposes, and the powers expressly granted by law to the General Shareholders Meeting, the Board may deliberate upon the business of the Company and take any decisions thereof.

ARTICLE 16 - CHAIRMAN

The Board elects one of its members as Chairman of the Board, who must be an individual. The Board determines the duration of the office of the Chairman: it cannot exceed that of his/her office as a Director. The Board may revoke the Chairman at any time. The remuneration of the Chairman is decided by the Board of Directors.

The Chairman represents the Board and organizes its work. The General Shareholders' Meeting must be informed of this work, by the Chairman. The Chairman is responsible for the good functioning of the Company's organisation and, in particular, has to check the ability of the Board members to perform their mission.

Pursuant to Section 706-43 of the French criminal proceedings Code, the Chairman may validly delegate to any person he/she chooses the powers to represent the Company within the framework of criminal proceedings which might be taken against the Company.

The Chairman of the Board of Directors cannot be over seventy-five years old. In case the Chairman reaches this limit during his/her tenure, he/she will automatically be considered as having resigned. However, his/her tenure is extended until the next Board of Directors Meeting, during which his/her successor shall be appointed. Subject to this provision, the Chairman of the Board may always be re-elected.

ARTICLE 16 bis - CHIEF EXECUTIVE OFFICER

The general management of the Company is performed, under his responsibility, either by the Chairman of the Board or by another individual, elected by the Board and bearing the title of Chief Executive Officer.

The choice between these two methods of management belongs to the Board and must be made as provided for by these bylaws.

Shareholders and third parties will be informed of this choice in the conditions set out by the decree n° 2002-803 of May, 3rd, 2002.

The Chief Executive Officer is vested with the most extensive powers to act under all circumstances on behalf of the Company, within the limits set out by the corporate purposes, and subject to the powers expressly granted by law to the Board of Directors and the General Shareholders Meeting.

Articles – June 2005 English translation for information purposes only
11/21

The Chief Executive Officer represents the Company with third parties. The Company is bound by the acts of the Chief Executive Officer overcoming the corporate purposes, unless proven that the third party knew such act overcame the corporate purposes or could not ignore so in light of the circumstances; yet, the sole publication of the bylaws is not enough to constitute a sufficient evidence thereof.

The remuneration of the Chief Executive Officer is decided by the Board of Directors. The Chief Executive Officer can be revoked at any time by the Board of Directors. If this revocation is not justified, damages may be allocated to the Chief Executive Officer, except when the Chief Executive Officer is also the Chairman of the Board.

The Chief Executive Officer may not hold another position as Chief Executive Officer or member of a Supervisory Board in a company registered in France except when (i) such company is controlled (as referred to in Section L.233-16 of the French Commercial Code) by the Company and (ii) when this controlled company’s shares are not quoted on a regulated market.

The Chief Executive Officer cannot be over seventy years old. In case the Chief Executive Officer reaches this limit during his/her tenure, he/she will automatically be considered as having resigned. However, his/her tenure is extended until the next Board of Directors meeting, during which his/her successor shall be appointed.

ARTICLE 17 - DEPUTY CHIEF EXECUTIVE

Upon the Chief Executive Officer’s proposal, the Board of Directors may appoint one or several individual(s) as Deputy Chief Executive(s) with the aim of assisting the Chief Executive Officer.

The Deputy Chief Executive may be revoked at any time by the Board, upon proposal of the Chief Executive Officer.

In agreement with the Chief Executive Officer, the Board of Directors shall determine the scope and duration of the powers delegated to the Deputy Chief Executive. The remuneration of the Deputy Chief Executive is decided by the Board of Directors.

Towards third parties, the Deputy Chief Executive has the same powers as the Chief Executive Officer, among which the ability to represent the Company in court.

The Deputy Chief Executive Officer cannot be over seventy years old. In case a Deputy Chief Executive Officer would reach this limit during his/her office, he/she would automatically be considered as having resigned. However, his/her office is extended until the soonest Board of Directors meeting, during which his/her successor shall be appointed.

In any case, the maximum number of Deputy Chief Executive(s) cannot exceed five.

Articles – June 2005 English translation for information purposes only
12/21

ARTICLE 18 - AGREEMENTS SUBJECT TO AUTHORIZATION

18.1

Securities, endorsement of drafts and guarantees provided for by the Company shall be authorized by the Board of Directors in compliance with the conditions provided for by the law.

18.2

Any agreement to be entered into - either directly or indirectly or through an intermediary - between the Company and one of its Directors, its Chief Executive Officer or Deputy Chief Executive, one of its shareholders holding more than 5% of the voting rights or, if it is a company, the company controlling it (as referred to in the Section L.233-3 of the French Commercial Code) is subject to a prior authorization of the Board of Directors. The same authorization applies to the agreements in which these persons are indirectly interested.

Such prior authorization is not required for agreements which, even though they are entered into by the above mentioned persons, concern usual operations which have been entered into on standard conditions. Nevertheless, such agreements have to be reported to the Chairman by the concerned person. Furthermore, the lists and purposes of these agreements shall be communicated by the Chairman to the Board of Directors and to the Statutory Auditors.

The same shall apply for agreements between the Company and another company, whenever one of the Directors, Chief Executive Officer(s) or Deputy Chief Executive(s) of the Company is the owner, a partner with unlimited liability, a manager, Director, Chief Executive Officer, member of the Executive Board or Supervisory Board of said company.

The prior authorization of the Board of Directors is required pursuant to the conditions provided for by law. It being specified that said director shall not be taken into account for the quorum calculation and that his/her vote shall not be taken into consideration for the calculation of the majority.

ARTICLE 19 - PROHIBITED AGREEMENTS

Directors who are not legal bodies are prohibited from taking out loans from the Company, under any form whatsoever, from getting an overdraft on a current account or otherwise, and benefiting from a guarantee from the Company for the agreements they have entered into with third parties.

The same prohibition applies to Chief Executive Officers, Deputy Chief Executives and to permanent representatives of the Directors legal bodies. It also applies to spouses, ascendants and descendants of the persons referred to in the previous paragraph, as well as to any interposed person.

Articles – June 2005 English translation for information purposes only
13/21

TITLE V

AUDITORS

ARTICLE 20 - AUDITORS

The Ordinary Shareholders' General Meeting shall appoint one or two Auditors and substitute Auditors for a duration under the conditions and for the task complying with (French) Law.

The Auditors are appointed for six fiscal years. Their mandate ends at the time of the General Meeting deciding upon the statements of the sixth fiscal year.

The Auditor appointed to replace another shall only remain in service until the expiration of the mandate of his predecessor.

Auditors are indefinitely reeligible.

One or several shareholders representing at least one twentieth of the registered capital may ask in court the objection to one or several Auditors appointed by the meeting and the designation of one or several other Auditors who shall provide their services replacing the objected Auditors. Under penalty of unacceptability of the request, the latter shall have to be made before the President of the Commercial Court who shall rule in chambers within a period of thirty days as from the rejected nomination.

The Auditors must be called at the Board meeting during which the accounts of the ended financial year shall be closed and at all shareholders meetings.

ARTICLE 21 - EXPERTISE

One or several shareholders representing at least one twentieth of the registered capital may ask to the President of the Commercial Court to rule in chambers to designate an expert in charge of presenting a report on one or several management operations.

The report from the expert possibly appointed must be sent to the petitioners, to the Board, to the Ministère Public ("Attorney General"), to the Labor Committee and to the COB (French SEC) ; it shall also be attached to the report from the Auditor(s) prepared for the forthcoming General Meeting and should be granted the same advertising.

Articles – June 2005 English translation for information purposes only
14/21

TITLE VI

GENERAL MEETINGS

ARTICLE 22 - GENERAL RULES

1)	The annual Ordinary General Meeting shall have to meet every six month, following the end of each financial year subject to an extension of that period further to a court decision.

2)
Extraordinary Shareholders' General Meetings or Ordinary Shareholders' General Meetings called up extraordinarily may also be called up further to a notice from either the Board or the Auditors or the Agent designated by the court upon the petition of the Labor Committee or any interested person in case of an urgent matter or one or several shareholders representing at least one twentieth of the registered capital.

3)	The General Meetings are held at the head office or in any other place indicated in the notice which may even be out of the department of the head office.

In case of an urgent matter, the Labor Committee may go to court and ask for the appointment of an Agent who will be in charge of convening the Shareholders' General Meeting.

The Labor Committee may also require the registration of resolution proposals on the agenda.

Two members of the Labor Committee, one from the "cadres techniciens et Agents de ma trise" category, and one from the "employés et ouvriers" category, may be appointed by the Labor Committee in order to assist to the Shareholders' General Meetings. Upon their demand, they must be listened to during for all deliberations requiring an unanimous vote from the shareholders.

4)	The notices for General Meetings are sent to each shareholder at least fifteen days prior to these meetings either by simple mail or registered mail.

Should the General Meeting not have been able to decide validly due to the failing of the required quorum, a second meeting is called up the same way as the first one and the calling up notice shall remind its date. However the time limit for such a notice is reduced to six days.

5)
The calling up notice shall indicate the corporate name possibly followed by its acronym, the corporate form, the amount of registered capital, the address of its registered offices, the corporate identification numbers with the French Trade Registry and the National Institute of Statistics and Economic Surveys (Institut National de la Statistique et des Etudes Economiques INSEE), the dates, hour and place of the meeting and its nature, extraordinary, ordinary or special together with its agenda.

Articles – June 2005 English translation for information purposes only
15/21

Subject to miscellaneous questions which should be of no major importance, questions indicated on the agenda are mentioned in such a manner that their content and scope appear clearly without having to refer to other documents.

One or several shareholders may under the conditions provided in Sections 128 to 131 of the decree n° 67-236 dated March 23rd, 1967 require the recording on the agenda of resolution projects which do not concern the presentation of candidates to the Board.

The Meeting cannot deliberate on a question which is not listed on the agenda; however, it may in all circumstances revoke one or several members from the Board and proceed with their replacement.

The Meeting agenda cannot be modified on the second calling up.

6)	All shareholders attend the General Meeting whatever the number of their shares as long as they have been paid up for required payments.

7)	A shareholder can only be represented by another shareholder or his/her spouse who may not be a shareholder.

The mandate is granted for a single meeting ; however it can be granted for two meetings, an ordinary meeting and an extraordinary meeting held on the same day or within a period of seven days.

The mandate granted for a meeting is valid for successive meetings called up covering the same agenda.

The following documents must be attached to any proxy form sent to the shareholders :

-	the meeting agenda

-	the text of the projects of resolutions presented by the Board and if need be by the shareholders or the Labor Committee.

-
a summary on the corporate situation during the ended financial year with a chart on the corporate results during the past five financial years or each of the financial years since the incorporation of the Company if their number is inferior to five.

-
a form for the sending of the documents and information listed under article 135 of the decree mentioned hereabove, informing the shareholder that he/she may obtain by simple request the automatic sending of the documents and information mentioned above for each forthcoming Shareholders' Meetings.

The proxy form must inform the shareholder in a very clear manner that failing any indication of Agent, a favorable vote shall be issued in his/her name to adopt the resolution projects presented or consented by the Board. To issue any other vote, the shareholder must chose an Agent who accepts to vote in line with his/her mandate.

Articles – June 2005 English translation for information purposes only
16/21

The proxy must be signed by the represented shareholder and indicate his/her name, usual first name and domicile, the number of shares he/she holds and the number of votes related to his/her shares.

The Agent namely designated on the proxy may not a substitute another person to him/herself.

8)
The Meeting is presided over by the Chairman of the Board of Directors or, if he/she is absent, by a director duly delegated for that purpose by the Board. Otherwise, the Meeting elects its own president.

The two members of the meeting with most votes shall, if they accept that position, fulfill the tasks of scrutinizers

The Meeting Committee designates the secretary who may be selected among persons who are not shareholders.

9)	An attendance sheet is kept and contains :

-	the name, usual first name and domicile of each shareholder, attending or represented, the number of shares he/she holds and the number of votes related to these shares.

-	the name, usual first name and domicile of each Agent, the number of shares represented by his/her mandates and the number of votes related to his/her shares.

Comments on the represented shareholders may not be mentioned on the attendance sheet provided the powers are attached thereto and their number is indicated.

The Meeting Committee shall certify as true the attendance sheet duly signed by the present or represented shareholders.

10)	Secret ballot vote shall be adopted whenever claimed by the Meeting Committee or members of the meeting representing more than half of the registered capital represented at that Meeting.

11)
For all meetings, the quorum is counted on the total amount of shares forming the registered capital deducting those which are not entitled to the voting right by virtue of the legislative or regulatory provisions.

12)
Each member of the meeting has as much votes as he/she possesses and represents shares, both under his/her personal name and as Agent, without limitations. However, in meetings held for the checking the shares invested in kind or specific advantages, each shareholder may not dispose of more than ten votes.

In the case of beneficial ownership, the right to vote related to the share belongs to the beneficial owner in Ordinary General Meetings and to the bare owner in Extraordinary or Special General Meetings.

Articles – June 2005 English translation for information purposes only
17/21

The joint owners of shares must be represented by only one among them or by a sole Agent.

Finally, the owner of the securities pledged again shall have the right to vote.

13)
Minutes shall witness resolutions voted in General Meetings and shall contain the required comments on a special register kept in the registered office under the conditions provided hereabove and signed by the members of the Board Committee.

Copies or extracts of the minutes of the General Meeting are validly certified by the Chairman of the Board, a Director duly empowered to act as a Chief Executive Officer, or by the secretary of the meeting.

14)	Shareholders exercise their rights related to communications and copies under the conditions provided by law.

15)
The votes of the Shareholder attending to the meeting by means of videoconference or telecommunications, according to regulatory provisions, shall be taken into account for the calculation of the quorum and the majority of the said meeting.

ARTICLE 23 - EXTRAORDINARY GENERAL MEETINGS

The Extraordinary Shareholders' General Meeting is alone entitled to modify bylaws as far as all their provisions : any contrary clause shall be declared void. However, it may not increase shareholders' commitments subject to operations resulting from a regrouping of shares regularly carried out.

The Extraordinary Shareholders' General Meeting validly deliberates if the attending or represented shareholders hold at least on the first notice of convening half and on the second notice of convening a fourth of the shares giving the right to vote. Failing this last quorum, the second meeting may be postponed on another date at the utmost two months later than the date of the initial calling up.

Resolutions shall be adopted by the majority of two third of the voting rights of the attending or represented shareholders, including the shareholders voting by mail.

Articles – June 2005 English translation for information purposes only
18/21

ARTICLE 24 - ORDINARY GENERAL MEETINGS

The Ordinary Shareholders' General Meeting takes all decisions except those which are of the competence of the Extraordinary Shareholders' General Meeting.

The Ordinary Shareholders' General Meeting only deliberates validly on a first notice of convening if the attending or represented shareholders own at least the fourth of the voting rights. Upon the second notice of convening no quorum is required. It shall act by a majority of votes owned by the attending or represented shareholders, including the shareholders voting by mail.

TITLE VII

INVENTORIES - PROFITS - RESERVES

ARTICLE 25 - COMPANY’S FISCAL YEAR

Each fiscal year shall cover a period of twelve months starting on January 1st and ending on next December 31st.

ARTICLE 26 - INVENTORY - ACCOUNTS

Regularly accounting of corporate operations is held in compliance with Law.

At the end of the each fiscal year, the Board draws up an inventory and the financial statements.

A management report is prepared on the situation of the Company over the last fiscal year, its expected evolution, the major events which occurred between the date of the end of the last fiscal year and the date on which the management report is prepared and on its activities in research and development.

All these documents are made available to the Auditors disposal according the provisions set forth by the law.

ARTICLE 27 - FIXING, ALLOCATION AND DISTRIBUTION OF PROFITS

On the profit of each fiscal year subject to reduction of the amount of the previous law, an amount equal to 5 % of it shall be allocated in order to constitute the legal funds ; such allocation is no longer compulsory when the said funds amount to 10 % of the registered capital ; should the amount of the legal funds become inferior of the registered capital, such allocation should have to be implemented.

The General Meeting may allocate any amount to the appropriation of all optional, ordinary or extraordinary funds or carrying it forward.

Articles – June 2005 English translation for information purposes only
19/21

The profit of the fiscal year reduced by the amount of previous losses and by the amount to be allocated to the reserves according any legal provisions or bylaws and increased by the amount of the carried forward profit constitute the distributable profit.

Further to the approval on the financial statement and the determination of the distributable amounts, the General Meeting decides the amount of the dividends to be distributed to the shareholders. The General Meeting may also decide on the distribution of amounts appropriated from the reserves it has available either to provide or complete dividends or as extraordinary distribution ; in such a case, the decision shall expressly indicate the reserve items from which the distributions are made. However, the dividends have to be priorly distributed from the distributable profit of the current fiscal year.

ARTICLE 28 - PAYMENT OF DIVIDENDS

The terms and conditions of payment of dividends voted by the General Meeting are decided by the relevant meeting or, failing such decision, by the Board. However, the payment must occur within a period which can not exceed nine months from the end of the fiscal year unless a court decision authorizes an extension of such time limit for payment.

Dividends which are not claimed within five years from their maturity date shall be bared.

TITLE VIII

EXTENSION - DISSOLUTION - WINDING UP

ARTICLE 29 - EXTENSION

At least one year prior to the expiration date of the Company, the Board must convene a Extraordinary Shareholders' General Meeting to decide the prorogation of the Company; such prorogation may not exceed 99 years.

Failing such Extraordinary Shareholders' General Meeting, any shareholder may fifteen days further to a formal notice sent to the Chairman of the Board, by registered letter remaining unsuccessful, request from the courts the appointment of a Agent in charge of convening the meeting hereabove.

ARTICLE 30 - DISSOLUTION

The Extraordinary Shareholders' Meeting may, at any time, decide the accelerated dissolution of the Company.

If - as a consequence of the losses showed by the Company's accounts, the net assets of the Company are reduced below one half of the registered capital of the Company, the Board of Directors must, within four months from the approval of the accounts showing this loss, convene an Extraordinary Shareholders' General Meeting in order to decide whether the Company should be dissolved before its statutory term.

Articles – June 2005 English translation for information purposes only
20/21

If the dissolution is not declared, the registered capital must - at the latest at the closing of the second fiscal year following that which has showed the losses and subject to the legal provisions concerning the minimum capital of sociétés anonymes be reduced by an amount at least equal to the losses which could not be charged on reserves, if during that period the net assets have not been restored up to an amount at least equal to one half of the capital.

Failing such meeting of the Extraordinary Shareholders' General Meeting as well as when the meeting has not been able validly to take its resolutions, any person with an interest to do so may file a claim before a court for the dissolution of the Company.

The Company is in liquidation at the time of its dissolution, whatever the reason. Its legal personality remains for the needs of the liquidation until it is closed.

During the liquidation, the General Meeting keeps the same powers as when the Company existed.

The shares remain negotiable until the liquidation is closed.

The dissolution of the Company is opposable to third parties only as from the date when the dissolution is published at the Trade and Corporate Registry.

ARTICLE 31 - WINDING UP

The winding up of the Company shall be carried out under the conditions provided for sectuions L.237-1 to L.237-31 of the French Commercial Code and under the provisions of the decree of March 23rd, 1967 referred to for their application.

Further to the extinction of the liabilities, the reimbursement of the shares nominal (registered) capital shall be carried out. The liquidation bonus shall be distributed to the shareholders in a due proportion of their respective rights.

TITLE IX
DISPUTES - ELECTION OF DOMICILE

ARTICLE 32 - DISPUTES

Any disputes arising during the existence or the winding up of the Company either between the shareholders and the company or between the shareholders themselves and related to corporate matters shall be submitted to the Courts of the location of the registered office.

Articles - June 2005 English translation for information purposes only
21/21